UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/30/2009

Bluegreen Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-19292

MA	03-0300793
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4960 Conference Way North, Suite 100, Boca Raton, FL 33431
(Address of principal executive offices, including zip code)

561-912-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The GMAC Communities Facility

On July 1, 2009, the Company amended its credit facility with RFC Construction Funding, LLC (the "GMAC Communities Facility") extending the maturity of the facility to December 31, 2012. Prior to this amendment, $8.0 million and $49.6 million of the amounts outstanding under the GMAC Communities Facility were due in July 2009 and September 2009, respectively. In connection with the amendment, the Company repaid $10.0 million of the outstanding balance under the GMAC Communities Facility at closing, with additional minimum quarterly cumulative payments commencing in January 2010 to fully amortize the loan by December 31, 2012. Principal payments are effected through agreed-upon release prices as real estate collateralizing the GMAC Communities Facility is sold, subject to the minimum required amortization discussed above. The interest rate on the GMAC Communities Facility was amended to the prime rate plus 2%, subject to the following floors: (1) 10% until the balance of the loan has been reduced by a total of to $25 million (inclusive of the $10 million principal pay down referred to above) from the closing date balance, (2) 8% until the balance of the loan is less than or equal to $20 million, (3) 6% thereafter. In addition to the existing residential community projects and golf courses which already collateralized the GMAC Communities Facility, the Company has pledged three of its other golf courses as additional collateral for the facility.   The Company also agreed to pay certain fees and expenses in connection with the amendment, a portion of which is deferred until the maturity date and may be waived under certain circumstances.

The GMAC AD&C Facility

On July 1, 2009, the Company amended its revolving credit facility (the "GMAC AD&C Facility") with GMAC Commercial Finance, LLC, extending the maturity of the facility to June 30, 2012. The maturity date for the project loan collateralized by the Company's Bluegreen Club 36TM resort in Las Vegas, Nevada (the "Club 36 Loan"), was extended to June 30, 2012 from its previous maturity of November 18, 2011. Maturity dates for two project loans related to the Company's Fountains resort in Orlando, Florida (the "Fountains Loan") did not change from September 2010 and March 2011. Principal payments will continue to be effected through agreed-upon release prices as timeshare interests in the resorts collateralizing the GMAC AD&C Facility are sold, subject to amended minimum required amortization on the Club 36 Loan and the Fountains Loan.   There was no amendment to the interest rate and the facility will continue to bear interest at the 30-day LIBOR plus 4.50%.   In addition, the Company has pledged two of its existing undeveloped resort properties as additional collateral under the GMAC AD&C Facility.

2009 BB&T Purchase Facility

On June 30, 2009, the Company amended and restated an existing timeshare notes receivable purchase facility with Branch Banking and Trust Company ("BB&T") (the "2009 BB&T Purchase Facility"), extending the revolving advance period under the facility to June 29, 2010. Should a "takeout financing" (as defined in the applicable facility agreements) occur prior to June 29, 2010 then the facility limit either remains at the current facility limit of $150.0 million or decreases to $100.0 million, under certain circumstances. The 2009 BB&T Purchase Facility provides for the sale of the Company's timeshare receivables at an advance rate of 67.5% of the principal balance up to a cumulative purchase price of $150.0 million on a revolving basis, subject to the terms of the facility, eligible collateral and customary terms and conditions. While ownership of the receivables is transferred for legal purposes, the transfers of receivables under the facility are accounted for as a financing transaction for financial accounting purposes. Accordingly, the receivables will continue to be reflected as assets and the associated obligations will be reflected as liabilities on the Company's balance sheet.

As of June 30, 2009, there was approximately $141.2 million outstanding on the 2009 BB&T Purchase Facility; therefore, there was approximately $8.8 million of potential availability at that time. As the 2009 BB&T Purchase Facility is revolving, availability under the facility increases up to the potential $150.0 million facility limit during the revolving advance period as cash is received on the timeshare notes receivable sold under the facility the related timeshare loan backed notes are repaid. The existing outstanding balance as of June 30, 2009, initially remained at its then current advance rate of 82.4%; however, the Company and BB&T will equally share in the excess cash flow generated by the receivables sold (after customary payments of fees, interest and principal under the facility) as the advance rate on the existing receivables reduces to 67.5%, or such other advance rate as is specified in the applicable facility agreements. The interest rate on the 2009 BB&T Purchase Facility is the prime rate plus 2.5%.   The Company paid or will pay certain fees and expenses in connection with the amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bluegreen Corporation

Date: July 06, 2009	By:	/s/ ANTHONY M. PULEO
Anthony M. Puleo
Senior Vice President, Chief Financial Officer & Treasurer